Exhibit 99.1

FOR IMMEDIATE RELEASE

Media: Julie Ketay, +1.312.558.8727

Analysts: Aaron Hoffman, +1.312.558.8739

SARA LEE ANNOUNCES FISCAL 2006 RESULTS AND NEW QUARTERLY DIVIDEND

Diluted earnings per share for fiscal 2006 were $.72 for the full year and $.01 for the fourth quarter; net charges for significant items reduced full fiscal year and fourth quarter EPS by $.25 and $.08, respectively

Net fourth quarter tax charge reduced fiscal year 2006 and fourth quarter EPS by $.21 and $.22, respectively

Board of directors declares regular quarterly dividend of $.10 per share of common stock

CHICAGO (Aug. 8, 2006) – Sara Lee Corporation (NYSE: SLE) today announced financial results for fiscal 2006, ending July 1, 2006. The company also declared a new, regular quarterly dividend on common stock.

Fiscal 2006 Results

Net sales for fiscal 2006 were $15.9 billion, a decrease of 1% over fiscal 2005. For the fourth quarter of fiscal 2006, net sales were $4.1 billion, up 2% compared to $4.0 billion in the prior year’s fourth quarter. Net sales increased at North American retail meats, retail bakery and foodservice and at international beverage for fiscal 2006 and the fourth quarter, but were negatively impacted for the year by changes in foreign currency exchange rates and the effect of dispositions net of acquisitions.

Sara Lee Announces Fiscal 2006 Results

And New Quarterly Dividend – Page 2

Diluted earnings per share (EPS) for the corporation for fiscal 2006 were $.72, versus $.90 in fiscal 2005, while diluted EPS in the fourth quarter were $.01 per share, compared to a loss of $.19 per share for the year-ago period. The fiscal 2006 full year and fourth quarter diluted EPS were reduced by $.25 and $.08 per share, respectively, in net charges resulting from the recognition of trademark impairments, severance and other business transformation costs, offset in part by gains on the sale of businesses. The remaining decrease in diluted EPS in fiscal 2006 was primarily due to a significant increase in the provision for income taxes, lower operating segment income and higher net interest expense partially offset by an improvement in the results of discontinued operations. The increase in the tax provision had the effect of reducing full year and fourth quarter EPS by $.21 and $.22, respectively, and resulted from a fourth quarter net tax charge related to the anticipated remittance of foreign earnings, partially offset by the favorable finalization of tax audits and reviews from around the world.

The reported results of the corporation in both fiscal 2006 and 2005 were impacted by a number of significant events and transactions. A summary of these items is presented below and a detailed analysis of these items is attached to this news release.

Impact of Significant Items on Diluted Earnings per Share	Fourth Quarter		Fiscal Year
	2006	2005	2006	2005
Diluted earnings per share – continuing operations, as reported	$(.15)	$.38	$.53	$1.36

Diluted earnings per share, as reported	$.01	$(.19)	$.72	$.90

Increase/(decrease) in EPS from:
Exit activities	(.05)	(.10)	(.14)	(.10)
Income from business disposition activities	.01	(.01)	.07	.02
Transformation costs	(.04)	(.01)	(.14)	(.01)
Accelerated depreciation	(.01)	—	(.03)	(.03)
Impairment charges	(.16)	—	(.16)	—
Change in vacation policy	—	—	.01	—
Curtailment gain	—	—	—	.02

Significant items related to continuing operations*	(.25)	(.12)	(.40)	(.09)

Impairment charges	—	(.37)	(.43)	(.37)
Exit activities – discontinued operations	—	—	(.01)	—
Curtailment gain	.01	—	.01	—
Tax benefit from divestiture transactions	—	—	.07	—
Gain on sale of discontinued businesses	.16	—	.52	—

Total impact of significant items*	$(.08)	$(.49)	$(.25)	$(.46)

*	Amounts are rounded and may not add to the total.

Sara Lee Announces Fiscal 2006 Results

And New Quarterly Dividend – Page 3

Diluted EPS from continuing operations, as shown on the attached consolidated statements of income declined from $1.36 to $.53 for the full year and declined from $.38 to a loss of $.15 in the fourth quarter. Fiscal 2006 EPS from continuing operations for the full year and fourth quarter were reduced by $.40 and $.25, respectively, by charges for the impairment of intangibles, exit and business disposition activities, transformation costs and other significant items shown in the above table, while fiscal 2005 EPS for the full year and fourth quarter were reduced by $.09 and $.12, respectively. The remaining change in EPS from continuing operations versus the prior year period is a decline of $.52 for the full year and $.40 for the fourth quarter due to a significant increase in the provision for income taxes, lower operating segment income and higher net interest expense. The increase in the tax provision as described in the Fiscal 2006 Results on page 2 had the same affect on continuing operations.

“I am confident that the progress we have made with the transformation of Sara Lee during fiscal 2006 gives us the foundation we need for strong future performance,” said Brenda C. Barnes, chairman and chief executive officer of Sara Lee Corporation.

“Even as we faced challenges in our businesses this year, we saw important early successes. Our Food & Beverage business in North America contributed greatly with increased sales and base business results in the meats and bakery segments, while our international beverage segment grew market share in nearly every major country where we sell product. And, despite it being a challenging year for our household and body care business, we saw improving trends as the year ended, highlighted by the extremely successful launch of Ambi Pur 3volution in the U.K.

Sara Lee Announces Fiscal 2006 Results

And New Quarterly Dividend – Page 4

“During the year, we also returned significant cash to shareholders with a strong dividend, substantial share repurchases and significant debt reduction. Looking ahead, we’ll continue to target a dividend payout ratio of 40% to 50%, with the payout in fiscal 2007 exceeding that range, and we remain committed to further reducing our net debt this year by $1.0 billion as well as buying back approximately $500 million of stock.

“As we look to our long-term targets, I firmly believe that Sara Lee will be a 12% operating margin company. However, given the challenges we faced in fiscal 2005 and 2006, we will not achieve that milestone until after fiscal 2010.

“Today, Sara Lee is a substantially better positioned company to achieve our goal of annual margin expansion, while growing sales at or better than the industry average over time,” concluded Barnes.

Additional Detail on Fiscal 2006

Total media advertising and promotion (MAP) spending for continuing operations was virtually unchanged in fiscal 2006, with higher MAP spending at branded apparel, international bakery and North American foodservice offset by lower spending at the other business segments. During the year, the company made significant investments in other marketing activities, such as strategic pricing actions, coupons, in-store promotions and co-op marketing, which are reported as a reduction in sales and are not captured in MAP. Total MAP spending for continuing operations increased 15% in the fourth quarter.

The consolidated unit volumes for the corporation were flat in fiscal 2006 but increased 3% during the fourth quarter of fiscal 2006.

Sara Lee Announces Fiscal 2006 Results

And New Quarterly Dividend – Page 5

Subsequent Events

Following the end of the fourth quarter, Sara Lee announced that its board of directors had approved the capital structure, distribution ratio, and record and distribution dates for the planned tax-free spin-off of its apparel business into a separate, publicly traded company called Hanesbrands Inc. Hanesbrands will borrow $2.6 billion to establish the enterprise as a stand-alone, independent company. In connection with the spin-off, Sara Lee will receive a one-time payment of $2.4 billion from Hanesbrands. Sara Lee shareholders will receive one share of Hanesbrands common stock for every eight shares of Sara Lee common stock held as of Aug. 18, 2006. Following the spin-off, Hanesbrands and Sara Lee will be two independent companies, with neither retaining any ownership interest in the other. Sara Lee anticipates completing the spin-off of Hanesbrands on Sept. 5, 2006, subject to market conditions and regulatory approvals.

Dividend

Sara Lee’s board of directors approved a new dividend for shareholders, reflecting the smaller, tightly focused company that will be in place after the planned spin-off of Hanesbrands Inc. The board of directors declared a regular quarterly dividend of $.10 per share on the company’s common stock, payable on Oct. 6, 2006. The dividend is payable to stockholders of record at the close of business on Sept. 13, 2006. Sara Lee has paid quarterly dividends to its shareholders continuously for more than 60 years and today’s announcement represents the 242nd consecutive quarterly dividend declared by the corporation.

Business Performance Review

Sara Lee Food & Beverage

The Sara Lee Food & Beverage business is comprised of the North American retail meats and retail bakery segments.

North American Retail Meats

North American retail meats unit volumes increased 3% in the fourth quarter over the prior year period. Double-digit volume growth in Jimmy Dean Breakfast Sandwiches, Jimmy Dean Skillets and Hillshire Farm Ultra Thin deli meats drove the overall unit volume and sales increases. According to Information Resources, Inc. (IRI) data (12 weeks ending June 25, 2006), the Jimmy Dean brand gained 7.0 share points in the total protein breakfast category, finishing the quarter with a 44.1% dollar share, Hillshire Farm smoked sausage gained 2.2 share points over the prior year to finish the fourth quarter with a 26.2% dollar share and Ball Park hot dogs gained 1.2 share points to finish the quarter with a 19.0% share of category sales.

Sara Lee Announces Fiscal 2006 Results

And New Quarterly Dividend – Page 6

Net sales in the North American retail meats segment were up 3% to $640 million in the fourth quarter of fiscal 2006, primarily driven by unit volume growth, successful new products and the acquisition of several Mexican meat brands. Operating segment income for the fourth quarter was $32 million, a decrease of $6 million, or 16%, which included a $13 million net decrease related to transformation charges, exit activities and other significant items as described in the attached Operating Results by Business Segment schedule. The remaining operating segment income improvement of $7 million was primarily driven by higher unit volumes, favorable sales mix, procurement and production savings and favorable meat costs, partially offset by higher energy, packaging and labor costs, and pricing actions.

For fiscal 2006, North American retail meats reported net sales of $2.53 billion, up 4% from $2.44 billion in the year-ago period. Operating segment income for fiscal 2006 was $149 million, compared to $179 million in fiscal 2005, with the decrease primarily resulting from $48 million in restructuring charges, transformation costs, accelerated depreciation and a net benefit from a change in vacation policy in the current year, and $35 million in non-recurring gains from business dispositions net of transformation costs and results of dispositions reported in fiscal 2005. The remaining operating segment income improvement of $53 million was primarily driven by higher unit volumes, favorable sales mix, lower meat costs and improved process efficiency, partially offset by higher energy, packaging and labor costs. The 5% higher unit volumes in fiscal 2006 were aided by selective pricing actions.

North American Retail Bakery (including Senseo coffee)

Unit volumes, excluding acquisitions, for North American retail bakery increased 1% for the fourth quarter, as increases in branded fresh bakery, frozen bakery and Senseo single-serve coffee were partially offset by planned volume rationalization in non-branded bakery products. Fresh bakery volume growth was driven by the continued strength of the Sara Lee brand. North American retail bakery posted a 7% increase in net sales to $499 million in the fourth quarter of fiscal 2006, driven by higher unit volumes, favorable pricing and sales mix, and the addition of the Butter-Krust baking business, acquired in February 2006.

Sara Lee Announces Fiscal 2006 Results

And New Quarterly Dividend – Page 7

North American retail bakery reported an operating segment loss of $170 million in the fourth quarter, compared to income of $14 million in the year-ago period. As a result of actions taken as part of the transformation plan and other factors, the corporation conducted a review of regional bakery trademarks and recognized an impairment charge of $179 million in the fourth quarter of fiscal 2006. The current year operating segment loss was due primarily to this charge. In addition to the impairment charge, earnings were impacted by restructuring charges, transformation costs, accelerated depreciation and other significant items as described in the attached Operating Results by Business Segment schedule. The remaining operating segment income decline of $2 million is attributable to improved performance in U.S. fresh bakery and Senseo, offset by higher energy, packaging and labor costs.

During the fourth quarter, the Sara Lee fresh bread brand gained 2.1 share points versus the comparable period a year ago, resulting in a 7.1% dollar share, according to IRI share data (12 weeks ending June 11, 2006). Sara Lee Soft & Smooth made with whole-grain remains the top-selling fresh bread stock keeping unit (SKU) in the nation, helping Sara Lee strengthen its position as the leading fresh bread brand in America. To further capitalize on the successful whole-grain white bread platform, Sara Lee brand hot dog and hamburger buns made with whole-grain were launched in the fourth quarter.

For fiscal 2006, North American retail bakery reported net sales of $1.87 billion, up 3% from $1.81 billion in fiscal 2005. An operating segment loss of $197 million was reported for fiscal 2006, compared to a loss of $4 million in fiscal 2005. The decline was primarily due to $206 million of net charges for impairment, restructuring and transformation charges and other significant items in the current fiscal year versus a $13 million non-recurring curtailment gain net of $7 million of transformation costs reported in fiscal 2005. The remaining operating segment income change was an increase of $19 million.

For the fourth quarter of fiscal 2006, net sales for the Sara Lee Food & Beverage business, on an aggregate basis, increased 5% to $1.14 billion. The combined quarterly operating segment loss was $138 million, compared to a profit of $52 million in the prior year’s quarter. For fiscal 2006, Sara Lee Food & Beverage reported a net sales increase of 4% to $4.40 billion and an operating segment loss of $48 million compared to profit of $175 million in fiscal 2005. The current year operating segment losses in both periods were due primarily to the $179 million impairment charge.

Sara Lee Announces Fiscal 2006 Results

And New Quarterly Dividend – Page 8

Sara Lee Foodservice

The Sara Lee Foodservice business is a leading supplier of coffee, meats and bakery solutions to a broad base of foodservice operators across North America.

For the fourth quarter of fiscal 2006, Sara Lee Foodservice reported net sales of $528 million, an increase of 1% compared to the year-ago period. Higher prices, partially offset by slightly lower unit volumes, drove the increase. Consolidated unit volumes decreased 1% versus the year-ago period due to volume declines in beverage, partially offset by gains in meats and bakery. Lower beverage volumes reflect softness in the traditional roast and ground coffee business, partially offset by double-digit growth in Cafitesse, Sara Lee’s liquid coffee concentrate system. Bakery foodservice unit volumes increased, reflecting the timing of Easter frozen bakery shipments, as the holiday fell in the fourth quarter this year, and strong unit volumes with certain key accounts. Growth in the meats business came from strong corn dog, smoked sausage and cooked breakfast sausage sales.

Operating segment income for the fourth quarter of fiscal 2006 was $20 million, compared to $35 million for the corresponding period in fiscal 2005, or a decline of 41%. Operating segment income was negatively affected by lower unit volumes, an unfavorable sales mix and higher labor, packaging and energy costs. The decrease was partially offset by the positive effect of increased prices, procurement savings and process improvements.

In fiscal 2006, Sara Lee Foodservice reported net sales of $2.18 billion, an increase of 2% from $2.14 billion in fiscal 2005. Operating segment income for fiscal 2006 was $120 million, compared to $182 million in fiscal 2005. The decrease was primarily due to an unfavorable sales mix, competitive pressures in roast and ground coffee, higher selling, general and administrative costs (SG&A), higher labor, commodity and energy costs, and transformation and exit activity costs.

Sara Lee International

The Sara Lee International business is comprised of the international beverage, international bakery, and global household and body care segments.

Sara Lee Announces Fiscal 2006 Results

And New Quarterly Dividend – Page 9

International Beverage

International beverage unit volumes increased 12% in the fourth quarter of fiscal 2006, driven by volume increases in many countries, most notably Brazil, Hungary, Germany and Belgium. Unit volumes for Senseo single-serve coffee grew by double-digits during the fourth quarter with particular strength in Belgium, France and Germany.

Net sales in the international beverage segment grew 8% to $647 million in the fourth quarter, primarily driven by the strong unit volumes, higher prices and favorable foreign currency exchange rates. Operating segment income was $131 million, compared to $87 million in the year-ago period, up 52%. The increase was primarily from $12 million in income in the current year resulting from a gain on the disposition of a business net of charges for exit activities and transformation costs versus $32 million in charges for exit activities and transformation costs taken in the year-ago period, as described in the attached Operating Results by Business Segment schedule. The remaining operating segment income increase of $3 million was due to unit volume increases and cost reductions, partially offset by an unfavorable sales mix and higher commodity costs. During the fourth quarter, the segment launched several new products all aimed at providing the consumer with additional coffee choices: Douwe Egberts Café Fresco, a refrigerated, ready-to-drink coffee and milk-based beverage was launched in the Netherlands and Belgium, Senseo Extra Dark and Cappuccino coffee pods hit retail shelves in the Netherlands and Douwe Egberts 3 in 1 Active with Guarana instant coffee was introduced in Hungary.

In fiscal 2006, international beverage sales were $2.35 billion, up 2% compared to sales of $2.30 billion in fiscal 2005. Operating segment income in fiscal 2006 was $384 million, compared to $405 million in fiscal 2005, a decrease of 5% primarily due to higher commodity costs net of pricing actions and unfavorable foreign currency exchange rates.

Sara Lee Announces Fiscal 2006 Results

And New Quarterly Dividend – Page 10

International Bakery

Unit volumes in the international bakery segment increased 1% in the fourth quarter, driven by volume growth in the European refrigerated dough business. Net sales for the international bakery segment grew 1% to $185 million in the fourth quarter as a result of the higher unit volumes and higher prices. The segment reported an operating segment loss of $26 million in the fourth quarter of fiscal 2006, compared to a profit of $11 million in the year-ago period. The decline was primarily due to an impairment charge related to trademarks, a loss on the sale of a manufacturing plant and other restructuring costs. The Corporation conducted a review of certain International Bakery Trademarks and recognized an impairment charge of $14 million in the fourth quarter of fiscal 2006.

For fiscal 2006, international bakery reported net sales of $742 million, down 3% from $768 million in fiscal 2005, primarily due to lower unit volumes in the Spanish fresh bakery business and unfavorable foreign currency exchange rates, partially offset by price increases.

Operating segment income for fiscal 2006 was $20 million, compared to $70 million last year, with the 72% decline resulting primarily from restructuring and impairment charges, unfavorable foreign currency exchange rates, higher MAP spending on the Bimbo brand and higher SG&A costs.

Household and Body Care

Unit volumes in the household and body care segment increased 4% in the fourth quarter on the strength of shoe care and air care volumes. Air care unit volumes were up 7%, primarily driven by Ambi Pur 3Volution, an innovative, new air freshener that rotates through three different fragrances every 45 minutes. Ambi Pur 3Volution was launched in the United Kingdom at the end of the third quarter and is currently being launched in other European air care markets. Shoe care unit volumes grew on the strength of new products launched in the United States, such as Kiwi Smiling Feet anti-slip gel pads for women’s shoes, Kiwi Fresh-ins insoles and Kiwi Express disposable no-buff polish sticks. In the body care category, the new Sanex deodorant products – such as Sanex Excel, a concentrated deodorant spray that was launched across Europe in the quarter – continued to perform well, but this was not enough to fully offset unit volume weakness for some of the local bath and shower brands such as Duschdas in Germany and Radox in the United Kingdom. In the insecticides category, strong unit volumes in India could not fully offset volume softness in Europe due to a relatively late start of the summer season.

Sara Lee Announces Fiscal 2006 Results

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The higher overall unit volume was not sufficient to offset lower selling prices, the effect of unfavorable foreign currency exchange rates and the divestiture of non-core brands, resulting in slightly lower net sales for household and body care in the fourth quarter, down 1% to $487 million. Operating segment income in the fourth quarter was $61 million, down 16% from $72 million in the fourth quarter of fiscal 2005, of which $12 million of the decrease related to transformation charges and other significant items as described in the attached Operating Results by Business Segment schedule. The remaining operating segment income increase of $1 million was primarily due to favorable shoe care results and lower MAP spending, partially offset by higher costs associated with the Ambi Pur 3Volution product launch.

In fiscal 2006, household and body care sales were $1.83 billion, down 5% from $1.93 billion in fiscal 2005. Operating segment income in fiscal 2006 was $216 million, compared to $310 million in fiscal 2005, or a decrease of 30%, resulting primarily from lower selling prices, higher transformation and restructuring costs, an unfavorable sales mix, the effect of divestitures and unfavorable foreign currency exchange rates.

On a combined basis, net sales for the Sara Lee International business were up 3% to $1.32 billion in the fourth quarter of fiscal 2006, while operating income declined 2% to $166 million. In fiscal 2006, Sara Lee International net sales were $4.92 billion, a decrease of 2%, and operating income declined 21% to $620 million.

Branded Apparel

Branded Apparel designs, manufactures, sources and markets apparel essentials, including T-shirts, bras, panties, men’s and children’s underwear, socks, hosiery, casualwear and activewear, sold primarily in the Americas/Asia. The Branded Apparel business is currently expected to be spun off from Sara Lee on Sept. 5, 2006, under the new corporate name Hanesbrands Inc.

For the fourth quarter of fiscal 2006, Branded Apparel reported net sales of $1.13 billion, down 2% compared to the same period last year. The decline can be attributed to lower shipments to the mass channel, consolidation in the department store channel and planned discontinuations of selected low-margin product lines, which was partially offset by double-digit sales growth for the Champion and barely there brands.

Sara Lee Announces Fiscal 2006 Results

And New Quarterly Dividend – Page 12

Operating segment income increased 57% in the fourth quarter to $98 million, compared to $62 million for the fourth quarter of fiscal 2005, with the increase primarily resulting from $52 million in charges for a workforce reduction and accelerated depreciation in the fourth quarter of 2005. The remaining operating segment income decline of $16 million was driven by a 47% increase in MAP spending, primarily behind the Hanes and Playtex brands. Underlying profitability continues to benefit from better inventory management and favorable cotton costs.

In fiscal 2006, Branded Apparel reported net sales of $4.49 billion, a decline of 4% compared to $4.68 billion in fiscal 2005, primarily due to planned exits of certain low-margin fleece and sleepwear programs, weakness in the hosiery category and an unfavorable sales mix. Operating segment income for fiscal 2006 was $501 million, an increase of 12% compared to $448 million in fiscal 2005.

Net Interest Expense, General Corporate Expenses, Tax Rate and Share Repurchase

For fiscal 2006, net interest expense was $228 million, compared to $189 million in fiscal 2005. Interest expense was $60 million for the fourth quarter, compared to $51 million in last year’s fourth quarter. The increase for both periods was due primarily to higher net average interest rates.

In fiscal 2006, general corporate expenses were $326 million, compared to $267 million in fiscal 2005; for the fourth quarter, corporate expenses were $87 million versus $61 million in last year’s fourth quarter. The increases in general corporate expenses in both periods were primarily due to costs related to the implementation of the company’s transformation plan.

In fiscal 2006, the effective tax rate on the continuing operations of the business was 40% as compared to 8% in fiscal 2005. The effective tax rate on the continuing operations of the business for the fourth quarter of fiscal 2006 was 459% as compared to a tax benefit of 60% in the fourth quarter of fiscal 2005. The full-year and fourth quarter fiscal 2006 effective tax rates were impacted by a number of significant items including a net fourth quarter charge of $167 million related to a tax charge for the anticipated remittance of foreign earnings partially offset by the favorable finalization of tax audits and reviews from around the world.

Sara Lee Announces Fiscal 2006 Results

And New Quarterly Dividend – Page 13

With the change in the composition of Sara Lee’s business portfolio, most notably the disposition of its Branded Apparel, Americas/Asia business, the company reassessed its global cash position and decided to repatriate approximately $1.6 billion of international cash over the next several years. Sara Lee recorded a tax charge for the entire repatriation amount in fiscal 2006, leading to a significantly higher effective tax rate in fiscal 2006.

In fiscal 2006, the company repurchased more than 30 million shares of its common stock at an average price of $18.67 per share. During the fourth quarter of fiscal 2006, the company did not repurchase any of its common stock. Approximately 86 million shares remain authorized by the board of directors for repurchase.

Guidance

A detailed chart summarizing Sara Lee’s guidance is included at the end of this section.

Sara Lee currently expects full year fiscal 2007 EPS to be in the range of $.80 to $.88 per share, which includes $.06-$.08 per share of earnings from owning the branded apparel business through Sept. 5, 2006. Guidance also includes a significant item of $.15 per share from the gain associated with the sale of its tobacco business in fiscal 1999, which was received in early fiscal 2007. Actual results may differ from this guidance due to future significant events that may occur, the nature, timing and financial impact of which are not yet known. Sara Lee currently expects net sales for fiscal 2007 for core Sara Lee businesses to increase by 2%-3% compared to the results for these businesses for fiscal 2006.

EPS improvement will be driven by increased sales and operating segment income in each reported segment, highlighted by very strong improvements from cost reduction actions, continuous improvement and centralization efforts. The company also expects EPS to benefit from a planned share repurchase, lower interest expense driven by a significant reduction of debt and a lower effective tax rate.

In general, Sara Lee expects sales to be spread evenly across each quarter of the fiscal year. The company also believes that year-over-year sales will increase in each quarter. Operating profit should be down slightly in the first quarter as the company makes significant marketing investments primarily in household and body care and international beverage to support new product introductions. Profit should be up in each quarter for the remainder of the year.

Sara Lee Announces Fiscal 2006 Results

And New Quarterly Dividend – Page 14

Sara Lee is updating its guidance practices and will continue providing annual guidance, including revenue and EPS expectations. The company will no longer provide a specific forecast for quarterly earnings per share or other financial metrics, which is consistent with other leading consumer products companies and in line with management’s focus on long-term revenue and earnings growth.

Long-term Guidance

The company also updated its previously communicated fiscal 2010 sales and EPS targets. The management of Sara Lee still views the company as having the capability to achieve a 12% operating margin and $14 billion in sales. However, due to weaker than anticipated performance in the core business in fiscal 2005 and 2006, the company no longer expects to achieve those targets in fiscal 2010. Management’s current outlook is for sales growth of 2%-4% per year, somewhat in excess of anticipated market growth, with margins increasing annually over the next several years.

The company’s long-term intention is to provide shareholders with a dividend payout ratio of 40%-50% each year, which for fiscal 2007 will significantly exceed that range, excluding significant items and income from Hanesbrands. It also expects to repurchase $2.5 billion to $3 billion of stock over the transformation period, fiscal 2006 through fiscal 2010. In fiscal 2007, Sara Lee expects to reduce net debt by $1.0 billion, in line with the company’s commitment to maintain its strong credit rating, and to repurchase $500 million of stock. The company also continues to believe that the business, over the long term, will realize an effective tax rate between 29% and 31%.

Sara Lee Announces Fiscal 2006 Results

And New Quarterly Dividend – Page 15

	FY06*	FY06 Continuing Operations**	FY06 Discontinued Operations***	FY07 Guidance±	Change±
Diluted EPS	$.72/share	$.53/share	$.19/share	$.80 - $.88/share	NM
Core Sara Lee^				$.59 - $.65/share
Hanesbrands				$.06 - $.08/share
Significant items	$(.25)/share	$(.40)/share	$.15/share
Tobacco gain	$.15/share	$.15/share		$.15/share
Net Sales	$15.9 billion	$15.9 billion	$2.6 billion	$12.5 billion	NM
Core Sara Lee^		$11.5 billion		$11.75+ billion	+2 - 3%
Hanesbrands		$4.5 billion		$700 million	NM
Corporate Unit Volumes	0%			a
Core Sara Lee^	+1%				+1 - 2%
Hanesbrands	(2)%
Operating Margin‡	a	8.0%	a	7.3 – 7.5%	NM
Core Sara Lee^		6.7%		7.1 - 7.3%	+.4 - .6 pts
Hanesbrands		11.1%		10%	NM
Interest Expense, net	$228 million	a	a	$185 million	(19)%
Tax Rate	31%	40%	(25)%	25%	NM
Euro/dollar exchange rate	$1.22	a	a	$1.23	—
Capital Expenditures	$625 million	$563 million	$62 million	$625 million	+4%
Core Sara Lee^		$471 million		$600 million
Hanesbrands		$92 million		$25 million
Annualized Dividend	$.79/share			$.40/share	NM
Share Repurchase	$562 million			$500 million	NM

*	FY06 is as reported, and includes significant items identified in the table on page 2 of this release and all discontinued operations.
**	FY06 Continuing Operations consists of results for businesses owned by Sara Lee for all of FY06, which includes the Branded Apparel business that is to be spun off as Hanesbrands Inc. It also includes all significant items related to those businesses, which are identified in the table on page 2 of this release. FY06 Continuing Operations excludes results for all businesses reported as discontinued operations, including gains/losses on the sale of these discontinued operations.
***	FY06 Discontinued Operations consists of results for all businesses reported as discontinued operations and gains/losses on the sale of these discontinued operations.
^	The line items in the table above entitled “Core Sara Lee” present Sara Lee’s results from and forecasts relating to continuing operations excluding the Branded Apparel business, which is expected to be spun off as Hanesbrands Inc. on Sept. 5, 2006. The results for the Branded Apparel business, for FY06 and for the first two months of FY07 are presented above in the line item entitled “Hanesbrands.” Management believes that presenting Core Sara Lee results provides investors with greater transparency into the financial results of Sara Lee’s ongoing businesses, excluding the businesses that have been or will be divested, and also provides more meaningful comparability between Sara Lee’s FY06 results and its FY07 guidance.
±	FY07 Guidance is based on FY06 Continuing Operations, when available, and FY06 in all other cases. FY07 Guidance includes a significant item of $.15 per share from the sale of a tobacco business in FY99 that already has been received by Sara Lee. Actual results may differ from this guidance due to future significant events that may occur, the nature, timing and financial impact of which are not yet known. FY07 Guidance assumes that Sara Lee will own Hanesbrands only through Sept. 5, 2006.
‡	FY06 operating margin excludes the significant items identified in the table on page 2 of this release. FY07 operating margins exclude items that may be considered significant items in FY07. “Significant items” are income or charges that are directly related to transformation or exit activities or result from other substantial, non-core business events; have had a substantial impact on earnings for the period in which the item is recognized; and affect the comparability of underlying results from period to period.

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And New Quarterly Dividend – Page 16

Webcast

Sara Lee Corporation’s review of fiscal 2006 and fourth quarter results will be broadcast live via the Internet today at 9 a.m. CDT. During the webcast, the company also will discuss its outlook for fiscal 2007, which began July 2, 2006.

The live webcast can be accessed at www.saralee.com and is anticipated to conclude by 10 a.m. CDT. For people who are unable to listen to the webcast live, the earnings review will be available two hours following the completion of the webcast in the Investors section of the Sara Lee corporate Web site until Thursday, Feb. 8, 2007.

Forward-looking Statements

This news release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the headings “Guidance” and “Long-term Guidance,” and the timing and expected net proceeds from planned business divestitures. In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

•	Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, the corporation’s largest customer, including changes in the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•	The consumer marketplace, such as (iii) significant competition, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iv) fluctuations in the availability and cost of raw materials, Sara Lee’s ability to increase product prices in response and the impact on Sara Lee’s profitability; (v) the impact of various food safety issues on sales and profitability of Sara Lee products; and (vi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

•	Sara Lee’s transformation plan, such as (vii) Sara Lee’s ability to complete planned business dispositions, and the timing and terms of such transactions; (viii) Sara Lee’s ability to obtain a favorable tax ruling, and any other required regulatory approvals, on the proposed spin-off of Hanesbrands; (ix) Sara Lee’s ability to effectively integrate its remaining businesses into the contemplated new business structure, including Sara Lee’s ability to transition customers to different bakery brands, transition to common information systems and processes and manage plant capacity and workforce reductions; (x) Sara Lee’s ability to generate the anticipated efficiencies and savings from the transformation plan; and (xi) the impact of the transformation plan on Sara Lee’s relationships with its employees, its major customers and vendors and Sara Lee’s cost of funds;

•	Sara Lee’s international operations, such as (xii) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the euro, given Sara Lee’s significant concentration of business in Western Europe; and (xiii) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers; and

Sara Lee Announces Fiscal 2006 Results

And New Quarterly Dividend – Page 17

•	Previous business decisions, such as (xiv) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows; (xv) credit ratings issued by the three major credit rating agencies and the impact these ratings have on Sara Lee’s cost to borrow funds; (xvi) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xvii) the continued legality of tobacco products in the Netherlands, Germany and Belgium.

In addition, the corporation’s results also may be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the corporation competes. We have provided additional information in our Form 10-K for fiscal 2005, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Profile

Sara Lee Corporation (www.saralee.com) is a Chicago-based global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. In February 2005, the company began executing a bold and ambitious multi-year plan to transform Sara Lee into a company focused on its food, beverage, and household and body care businesses around the world. As part of its transformation plan, Sara Lee will drive growth in its key categories via such strong brands as Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Senseo and its namesake, Sara Lee.

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Consolidated Statements of Income	Sara Lee Corporation (NYSE)

(In millions, except per share amounts)

	Fourth Quarter Ended			12 Months Ended
	July 1, 2006	July 2, 2005	Percent Change	July 1, 2006	July 2, 2005	Percent Change
Continuing operations
Net sales	$4,100	$4,026	1.8%	$15,944	$16,029	(0.5)%

Cost of sales	2,562	2,511		10,023	10,024
Selling, general and administrative expenses	1,260	1,151		4,843	4,663
Charges for (income from) exit activities and business dispositions	45	122		88	90
Impairment charges	193	—		193	—
Contingent sale proceeds	—	—		(114)	(117)
Interest expense	82	75		308	288
Interest income	(22)	(24)		(80)	(99)

	4,120	3,835		15,261	14,849

(Loss) income from continuing operations before income taxes	(20)	191	(110.5)	683	1,180	(42.1)
Income tax expense (benefit)	91	(114)		273	99

(Loss) income from continuing operations	(111)	305	(136.5)	410	1,081	(62.1)

Income (loss) from discontinued operations, net of tax	—	(453)		(256)	(362)
Gain on sale of discontinued operations, net of tax	119	—		401	—

Net income (loss)	$8	$(148)	105.4	$555	$719	(22.7)

(Loss) income from continuing operations per common share
Basic	$(0.15)	$0.39	(138.5)	$0.54	$1.37	(60.6)

Diluted	$(0.15)	$0.38	(139.5)	$0.53	$1.36	(61.0)

Net income (loss) per common share
Basic	$0.01	$(0.19)	105.3	$0.72	$0.91	(20.9)

Diluted	$0.01	$(0.19)	105.3	$0.72	$0.90	(20.0)

Average shares outstanding
Basic	761	787		766	789

Diluted	761	793		768	796

Operating Results by Industry Segment	Sara Lee Corporation (NYSE)

(In millions)

	Fourth Quarter Ended
	Sales			Income from Continuing Operations Before Income Taxes
	July 1, 2006	July 2, 2005	Percent Change	July 1, 2006	July 2, 2005	Percent Change
North American Retail Meats	$640	$619	3.3%	$32	$38	(16.3)%
North American Retail Bakery	499	465	7.4	(170)	14	NM
Foodservice	528	525	0.6	20	35	(40.5)
International Beverage	647	601	7.5	131	87	51.5
International Bakery	185	184	0.7	(26)	11	NM
Household & Body Care	487	490	(0.6)	61	72	(15.6)
Branded Apparel	1,130	1,154	(2.0)	98	62	56.8

Total sales and operating segment income	4,116	4,038	1.9	146	319	(54.0)
Intersegment sales	(16)	(12)	(41.8)	—	—	—
Amortization of identifiable intangibles	—	—	—	(19)	(16)	(16.9)
General corporate expenses	—	—	—	(87)	(61)	(43.3)
Contingent sale proceeds	—	—	—	—	—	—

Total net sales and operating income	4,100	4,026	1.8	40	242	(83.5)
Net interest expense	—	—	—	(60)	(51)	(16.6)

Net sales and (loss) income from continuing operations before income taxes	$4,100	$4,026	1.8%	$(20)	$191	(110.5)%

	12 Months Ended
	Sales			Income from Continuing Operations Before Income Taxes
	July 1, 2006	July 2, 2005	Percent Change	July 1, 2006	July 2, 2005	Percent Change
North American Retail Meats	$2,534	$2,440	3.9%	$149	$179	(17.0)%
North American Retail Bakery	1,871	1,812	3.2	(197)	(4)	NM
Foodservice	2,179	2,142	1.7	120	182	(33.6)
International Beverage	2,353	2,302	2.2	384	405	(5.2)
International Bakery	742	768	(3.3)	20	70	(72.1)
Household & Body Care	1,827	1,927	(5.2)	216	310	(30.3)
Branded Apparel	4,485	4,684	(4.2)	501	448	11.9

Total sales and operating segment income	15,991	16,075	(0.5)	1,193	1,590	(25.0)
Intersegment sales	(47)	(46)	(3.0)	—	—	—
Amortization of identifiable intangibles	—	—	—	(70)	(71)	2.4
General corporate expenses	—	—	—	(326)	(267)	(22.4)
Contingent sale proceeds	—	—	—	114	117	(2.3)

Total net sales and operating income	15,944	16,029	(0.5)	911	1,369	(33.4)
Net interest expense	—	—	—	(228)	(189)	(20.2)

Net sales and income from continuing operations before income taxes	$15,944	$16,029	(0.5)%	$683	$1,180	(42.1)%

Sara Lee Corporation

Operating Results by Business Segment

(In millions)

	Fourth Quarter		Dollar Change	Percent Change	Fiscal Year		Dollar Change	Percent Change
	2006	2005			2006	2005
North American Retail Meats

Net Sales	$640	$619	$21	3.3%	$2,534	$2,440	$94	3.9%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$1	$(1)		$—	$(9)	$9
Acquisitions/Dispositions	5	—	5		5	45	(40)

Total	$5	$1	$4		$5	$36	$(31)

Operating segment income	$32	$38	$(6)	(16.3)%	$149	$179	$(30)	(17.0)%

Increase/(decrease) in operating segment income from:
Exit activities and business dispositions	$(4)	$—	$(4)		$(15)	$34	$(49)
Transformation charges	(4)	(3)	(1)		(21)	(3)	(18)
Accelerated depreciation	(9)	—	(9)		(15)	—	(15)
Change in vacation policy	—	—	—		3	—	3
Acquisitions/Dispositions	—	(1)	1		—	4	(4)

Total	$(17)	$(4)	$(13)		$(48)	$35	$(83)

North American Retail Bakery

Net Sales	$499	$465	$34	7.4%	$1,871	$1,812	$59	3.2%

Increase/(decrease) in net sales from:
Acquisitions	$25	$—	$25		$33	$—	$33

Operating segment (loss) income	$(170)	$14	$(184)	NM	$(197)	$(4)	$(193)	NM

Increase/(decrease) in operating segment income from:
Exit activities and business dispositions	$(3)	$(1)	$(2)		$(7)	$—	$(7)
Transformation charges	(4)	(2)	(2)		(18)	(2)	(16)
Accelerated depreciation	(1)	(1)	—		(7)	(5)	(2)
Change in vacation policy	—	—	—		3	—	3
Acquisition	1	—	1		2	—	2
Benefit plan curtailment gain	—	—	—		—	13	(13)
Impairment charge	(179)	—	(179)		(179)	—	(179)

Total	$(186)	$(4)	$(182)		$(206)	$6	$(212)

Total Sara Lee Food & Beverage

Net Sales	$1,139	$1,084	$55	5.1%	$4,405	$4,252	$153	3.6%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$1	$(1)		$—	$(9)	$9
Acquisitions/Dispositions	30	—	30		38	45	(7)

Total	$30	$1	$29		$38	$36	$2

Operating segment (loss) income	$(138)	$52	$(190)	NM	$(48)	$175	$(223)	NM

Increase/(decrease) in operating segment income from:
Exit activities and business dispositions	$(7)	$(1)	$(6)		$(22)	$34	$(56)
Transformation charges	(8)	(5)	(3)		(39)	(5)	(34)
Accelerated depreciation	(10)	(1)	(9)		(22)	(5)	(17)
Change in vacation policy	—	—	—		6	—	6
Acquisitions/Dispositions	1	(1)	2		2	4	(2)
Benefit plan curtailment gain	—	—	—		—	13	(13)
Impairment charge	(179)	—	(179)		(179)	—	(179)

Total	$(203)	$(8)	$(195)		$(254)	$41	$(295)

Sara Lee Corporation

Operating Results by Business Segment

(In millions)

	Fourth Quarter		Dollar Change	Percent Change	Fiscal Year		Dollar Change	Percent Change
	2006	2005			2006	2005
Sara Lee Foodservice

Net Sales	$528	$525	$3	0.6%	$2,179	$2,142	$37	1.7%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$(2)	$2
Dispositions	—	—	—		—	2	(2)

Total	$—	$(1)	$1		$—	$—	$—

Operating segment income	$20	$35	$(15)	(40.5)%	$120	$182	$(62)	(33.6)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—		$—	$—	$—
Exit activities and business dispositions	(4)	(7)	3		(8)	(7)	(1)
Transformation charges	(3)	—	(3)		(8)	—	(8)
Accelerated depreciation	(1)	—	(1)		(4)	(6)	2
Benefit plan curtailment gain	—	—	—		—	15	(15)
Dispositions	—	—	—		—	1	(1)
Change in vacation policy	—	—	—		4	—	4
Hurricane losses	—	—	—		(5)	—	(5)

Total	$(8)	$(7)	$(1)		$(21)	$3	$(24)

Sara Lee Corporation

Operating Results by Business Segment

(In millions)

	Fourth Quarter		Dollar Change	Percent Change	Fiscal Year		Dollar Change	Percent Change
	2006	2005			2006	2005
International Beverage

Net Sales	$647	$601	$46	7.5%	$2,353	$2,302	$51	2.2%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(7)	$7		$—	$39	$(39)
Dispositions	—	12	(12)		—	20	(20)

Total	$—	$5	$(5)		$—	$59	$(59)

Operating segment income	$131	$87	$44	51.5%	$384	$405	$(21)	(5.2)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$2	$(2)		$—	$17	$(17)
Exit activities and business dispositions	13	(29)	42		3	(29)	32
Accelerated depreciation	—	—	—		(3)	—	(3)
Transformation charges	(1)	(3)	2		(16)	(3)	(13)
Dispositions	—	1	(1)		—	3	(3)

Total	$12	$(29)	$41		$(16)	$(12)	$(4)

International Bakery

Net Sales	$185	$184	$1	0.7%	$742	$768	$(26)	(3.3)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$—	$—		$—	$29	$(29)

Operating segment (loss) income	$(26)	$11	$(37)	NM	$20	$70	$(50)	(72.1)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—		$—	$3	$(3)
Exit activities and business dispositions	(22)	(5)	(17)		(25)	(5)	(20)
Transformation charges	(4)	—	(4)		(5)	—	(5)
Impairment charge	(14)	—	(14)		(14)	—	(14)

Total	$(40)	$(5)	$(35)		$(44)	$(2)	$(42)

Household and Body Care

Net Sales	$487	$490	$(3)	(0.6)%	$1,827	$1,927	$(100)	(5.2)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$3	$(3)		$—	$57	$(57)
Dispositions	—	13	(13)		—	29	(29)

Total	$—	$16	$(16)		$—	$86	$(86)

Operating segment income	$61	$72	$(11)	(15.6)%	$216	$310	$(94)	(30.3)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—		$—	$9	$(9)
Exit activities and business dispositions	(12)	(15)	3		(1)	1	(2)
Accelerated depreciation	2	1	1		(8)	(9)	1
Transformation charges	(12)	(1)	(11)		(19)	(1)	(18)
Dispositions	—	5	(5)		—	10	(10)

Total	$(22)	$(10)	$(12)		$(28)	$10	$(38)

Sara Lee Corporation

Operating Results by Business Segment

(In millions)

	Fourth Quarter		Dollar Change	Percent Change	Fiscal Year		Dollar Change	Percent Change
	2006	2005			2006	2005
Total Sara Lee International

Net Sales	$1,319	$1,275	$44	3.4%	$4,922	$4,997	$(75)	(1.5)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(4)	$4		$—	$125	$(125)
Dispositions	—	25	(25)		—	49	(49)

Total	$—	$21	$(21)		$—	$174	$(174)

Operating segment income	$166	$170	$(4)	(2.2)%	$620	$785	$(165)	(21.1)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$2	$(2)		$—	$29	$(29)
Exit activities and business dispositions	(21)	(49)	28		(23)	(33)	10
Accelerated depreciation	2	1	1		(11)	(9)	(2)
Transformation charges	(17)	(4)	(13)		(40)	(4)	(36)
Dispositions	—	6	(6)		—	13	(13)
Impairment charge	(14)	—	(14)		(14)	—	(14)

Total	$(50)	$(44)	$(6)		$(88)	$(4)	$(84)

Branded Apparel

Net Sales	$1,130	$1,154	$(24)	(2.0)%	$4,485	$4,684	$(199)	(4.2)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(2)	$2		$—	$(8)	$8
Acquisitions/Dispositions	19	22	(3)		56	69	(13)

Total	$19	$20	$(1)		$56	$61	$(5)

Operating segment income	$98	$62	$36	56.8%	$501	$448	$53	11.9%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—		$—	$—	$—
Exit activities and business dispositions	1	(47)	48		(1)	(39)	38
Transformation charges	—	—	—		(2)	—	(2)
Accelerated depreciation	—	(5)	5		—	(5)	5
Acquisitions/Dispositions	(1)	—	(1)		—	—	—

Total	$—	$(52)	$52		$(3)	$(44)	$41

Sara Lee Corporation

Impact of Significant Items on Income from Continuing Operations and Net Income

	13 Weeks Ended July 1, 2006				13 Weeks Ended July 2, 2005
(In millions except per share data)	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)
Income from continuing operations	$(20)	$(91)	$(111)	$(0.15)	$191	$114	$305	$0.38

Net income			$8	$0.01			$(148)	$(0.19)

Significant items affecting comparability of income from continuing operations and net income:
(Charges for) income from exit activities, business dispositions and impairment charges:
(Charges for) income from exit activities	$(57)	$20	$(37)	$(0.05)	$(113)	$37	$(76)	$(0.10)
Income from (charges for) business disposition activities	12	(4)	8	0.01	(10)	3	(7)	(0.01)
Impairment charges in North American Retail Bakery and International Bakery	(193)	73	(120)	(0.16)	—	—	—	—

Subtotal	(238)	89	(149)	(0.20)	(123)	40	(83)	(0.10)
Charges to cost of sales and SG&A expenses
Transformation charges in cost of sales and SG&A	(50)	17	(33)	(0.04)	(8)	3	(5)	(0.01)
Accelerated depreciation and amortization	(10)	4	(6)	(0.01)	(6)	3	(3)	—

Impact of significant items on income from continuing operations	(298)	110	(188)	(0.25)	(137)	46	(91)	(0.12)

Significant items impacting discontinued operations:
European Branded Apparel impairment	—	—	—	—	(305)	43	(262)	(0.33)
U.S. Retail Coffee	—	—	—	—	(45)	16	(29)	(0.04)
European Meats impairment	—	—	—	—	—	—	—	—
U.S. Meat Snacks impairment	—	—	—	—	—	—	—	—
Charges for exit activities and transformation expenses	(2)	1	(1)	—	(3)	1	(2)	—
European Meats curtailment gain	11	(3)	8	0.01	—	—	—	—
Tax benefit from Direct Selling and European Meats	—	—	—	—	—	—	—	—
Gain on the sale of Direct Selling, U.S. Retail Coffee and European Branded Apparel operations	124	(5)	119	0.16	—	—	—	—

Impact of significant items on net income	$(165)	$103	$(62)	$(0.08)	$(490)	$106	$(384)	$(0.49)

Note:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

Sara Lee Corporation

Impact of Significant Items on Income from Continuing Operations and Net Income

	Year Ended July 1, 2006				Year Ended July 2, 2005
(In millions except per share data)	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)
Income from continuing operations	$683	$(273)	$410	$0.53	$1,180	$(99)	$1,081	$1.36

Net income			$555	$0.72			$719	$0.90

Significant items affecting comparability of income from continuing operations and net income:
(Charges for) income from exit activities, business dispositions and impairment charges:
(Charges for) income from exit activities	$(166)	$55	$(111)	$(0.14)	$(117)	$40	$(77)	$(0.10)
Income from (charges for) business disposition activities	78	(27)	51	0.07	27	(9)	18	0.02
Impairment charges in North American Retail Bakery and International Bakery	(193)	73	(120)	(0.16)	—	—	—	—

Subtotal	(281)	101	(180)	(0.23)	(90)	31	(59)	(0.07)

Income (charges) in cost of sales and SG&A expenses
Transformation charges in cost of sales and SG&A	(161)	56	(105)	(0.14)	(9)	3	(6)	(0.01)
Hurricane losses	(5)	2	(3)	—	—	—	—	—
Accelerated depreciation and amortization	(39)	14	(25)	(0.03)	(34)	9	(25)	(0.03)
Change in vacation policy	14	(5)	9	0.01	—	—	—	—
Bakery curtailment gain	—	—	—	—	28	(10)	18	0.02
Impact of 53rd week of results from operations	—	—	—	—	—	—	—	—

Impact of significant items on income from continuing operations:	(472)	168	(304)	(0.40)	(105)	33	(72)	(0.09)

Significant items impacting discontinued operations:
European Branded Apparel impairment	(179)	47	(132)	(0.17)	(305)	43	(262)	(0.33)
U.S. Retail Coffee impairment	(44)	5	(39)	(0.05)	(45)	16	(29)	(0.04)
U.K. Branded Apparel impairment	(34)	—	(34)	(0.04)	—	—	—	—
European Meats impairment	(125)	—	(125)	(0.16)	—	—	—	—
U.S. Meat Snacks impairment	(12)	4	(8)	(0.01)	—	—	—	—
Charges for exit activities and transformation expenses	(9)	3	(6)	(0.01)	(2)	1	(1)	—
European Meats curtailment gain	11	(3)	8	0.01	—	—	—	—
Tax benefit from Direct Selling and European Meats	—	50	50	0.07	—	—	—	—
Gain on the sale of Direct Selling, U.S. Retail Coffee, European Branded Apparel, U.K. Apparel, European Nuts and Snacks, and U.S. Meat Snacks operations	466	(65)	401	0.52	—	—	—	—
Impact of 53rd week of results from operations	—	—	—	—	—	—	—	—

Impact of significant items on net income	$(398)	$209	$(189)	$(0.25)	$(457)	$93	$(364)	$(0.46)

Note:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

Fourth Quarter Fiscal 2006 Unit Volume Overview

Unit volume changes versus Fiscal 2005

	Fourth Quarter Fiscal 2006	12 Months Fiscal 2006
Sara Lee Corporation	3%	0%

Sara Lee Food & Beverage	2%	2%

North American Retail Meats	3%	5%
North American Retail Bakery/Senseo	1%	(1)%

Sara Lee Foodservice	(1)%	0%

Sara Lee International	8%	0%

International Beverage	12%	0%
International Bakery	1%	(1)%
Global Household and Body Care	4%	0%

Branded Apparel, Americas/Asia	(1)%	(2)%